Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Reports Third Quarter 2025 Financial Results

ENGLEWOOD, Colo. – November 10, 2025 – Gevo, Inc. (NASDAQ: GEVO) (“Gevo”, the “Company”, “we”, “us” or “our”), a leading developer of cost-effective, renewable hydrocarbon fuels and chemicals that also can deliver significant carbon emission abatement, today announced financial results for the third quarter ended September 30, 2025. The Company reported a $3.7 million loss from operations and positive Adjusted EBITDA1 of approximately $6.7 million for the third quarter. This marks a second consecutive quarter of positive Adjusted EBITDA for the Company.

Recent Corporate Highlights

●	Consistent Performance: Gevo reported a $3.7 million loss from operations for the three months ended September 30, 2025, and positive Adjusted EBITDA[1] of approximately $6.7 million for the three months ended September 30, 2025, achieving a second consecutive quarter of positive Adjusted EBITDA[1], driven by consistent performance at our Gevo North Dakota facility and our renewable natural gas (“RNG”) facility.
o	Carbon sales: During the third quarter of 2025, we signed a multi-year offtake agreement expected to generate an aggregate of approximately $26 million in Carbon Dioxide Removal (“CDR”) credit sales revenues over five years, with an option to expand the volumes under the agreement. We reiterate our target of growing our carbon co-product sales from $1 million in the second quarter to $3-5 million by end of 2025, through our relationships with current customers such as Nasdaq and Biorecro, which we believe will sustain and grow those revenues for years to come. We estimate long-term carbon co-product sales could exceed $30 million per year or more as we optimize how we count and sell our carbon.
◾	Our carbon is sold under the Puro.Earth standard with more than 1,000 years permanence, which we believe ranks among the most durable and realizable carbon available on the market today.
o	Clean Fuel Production Credit (“CFPC”): On November 5, 2025, we announced that Gevo North Dakota sold all $30 million of its remaining 2025 CFPCs, also known as Section 45Z tax credits, bringing the total for the year to $52 million.
o	In the third quarter of 2025, our Carbon Capture and Sequestration (“CCS”) operation crossed a milestone of more than 560,000 metric tons of carbon sequestered since its startup in June 2022. We believe this demonstrates that CO2 can be effectively captured and sequestered at scale for many years, capturing CO2 that ultimately came from the atmosphere and avoiding CO2 emissions. The Gevo North Dakota site was the world’s first ethanol dry mill site to sequester carbon dioxide.
o	Operations: During the third quarter of 2025, we produced approximately 17 million gallons of low-carbon ethanol, 46 thousand tons of protein and corn oil co-products, 42 thousand tons of sequestered carbon, and 92 thousand MMBtu of RNG.

_______________________________

1 Adjusted EBITDA is a non-GAAP measure calculated by adding back depreciation and amortization, allocated intercompany expenses for shared service functions, non-cash stock-based compensation, and the change in fair value of derivative instruments to GAAP loss from operations as well as monetized tax credits, if any. A reconciliation of adjusted EBITDA to GAAP loss from operations is provided in the financial statement tables following this release. See Non-GAAP Financial Information below.

●	Jet Fuel Projects (Synthetic Aviation Fuel or “SAF” Projects): Gevo is targeting Final Investment Decision (“FID”) in mid-2026 for its planned ATJ-30 facility, a bolt-on growth project to produce jet fuel from existing low-carbon ethanol production at Gevo North Dakota, with an estimated construction time of two to three years. Jet fuel derived from this process is also known as synthetic aviation fuel (“SAF”).
o	Update on Loan Guarantee: In October 2025, the Company received a letter from U.S. Department of Energy Loan Programs Office (the “DOE LPO”) granting an extension of its conditional commitment on a $1.46 billion (excluding $167 million in capitalized interest during construction) loan guarantee until April 16, 2026 (the “Extension”). The Extension allows the DOE LPO and the Company to evaluate certain potential modifications to the project scope in order to address energy policies and priorities. The potential scope modifications include the construction of a lower cost 30 million gallon per year jet fuel production facility (ATJ-30) to develop jet fuel production at the Company's existing ethanol and carbon capture utilization and storage facility in North Dakota and the optimal use of captured carbon dioxide for enhanced oil recovery.
●	Sale of Non-Core Assets: On October 31, 2025, we closed on the sale of Gevo’s subsidiary, Agri-Energy, LLC, which owns the idled ethanol production plant in Luverne, Minnesota, for $2 million in cash plus an additional $5 million of future cash installment payments. The sale of Agri-Energy eliminates approximately $3 million per annum of facility idling costs. Gevo continues to own certain isobutanol production equipment at the Agri-Energy site and has rights to use the equipment to produce isobutanol with its patented fermentation technology.
●	On September 22, 2025, Frontier Infrastructure Holdings LC (“Frontier”) announced a partnership with Gevo and its Verity subsidiary in connection with the launch of Frontier’s complete carbon management platform for the ethanol industry. The collaboration leverages Frontier’s carbon storage hub in Wyoming, Union Pacific Railroad’s CO2 transportation network, and Verity’s digital tracking platform to offer ethanol producers access to carbon management infrastructure without pipeline dependencies. Initial anchor commitments have been secured by Frontier from leading ethanol producers, including Midwestern Renewable Energy, an existing Verity client.
●	On September 9, 2025, the Company published a new investor presentation, which was filed as an exhibit to its Form 8-K filing on the same day, and also available on the Company’s investor relations website. The presentation outlines the Company’s Adjusted EBITDA growth opportunities, both in advance of, and in addition to its Jet Fuel Projects. The presentation provides further details on Gevo’s Jet Fuel Projects, carbon businesses and growth opportunities in North Dakota.

2025 Third Quarter Financial Highlights

●	Ended the third quarter of 2025 with cash, cash equivalents and restricted cash of $108.4 million.
●	Combined operating revenue, interest and investment income was $43.7 million for the third quarter.
●	Loss from operations of $3.7 million for the third quarter.
●	Non-GAAP Adjusted EBITDA[1] of $6.7 million for the third quarter.
●	Gevo North Dakota generated income from operations of $12.3 million for the third quarter, and non-GAAP Adjusted EBITDA[1] of $17.8 million in the same period.
●	Gevo’s RNG facility generated income from operations of $0.5 million for the third quarter, and non-GAAP Adjusted EBITDA[1] of $2.6 million in the same period.
●	Net loss per share of $0.03 for the third quarter.

Management Comment

“In large part we are a different company than a year ago,” commented Dr. Patrick Gruber, Gevo’s Chief Executive Officer. “Our consecutive quarter of positive Adjusted EBITDA shows that our baseline business model works. The team is executing, our assets are performing, and we’re creating real value by treating carbon as a co-product and delivering its value to end markets that are most willing and able to pay for it. We are generating positive Adjusted EBITDA, and we have plans to make it even stronger. Our profitability as a company doesn’t depend on deploying jet fuel. We do however remain committed to developing the jet fuel business, as we expect jet fuel sales to add significant Adjusted EBITDA to our business.”

Dr. Gruber continued: “Our operations in North Dakota are generating solid cash flow, and we’re identifying opportunities that we believe could triple or even quadruple our Adjusted EBITDA in the fairly near term, with small capital expenditures. We can see a route to achieving more than $100 million of Adjusted EBITDA by executing well with de-bottlenecking the production of carbon, ethanol, protein, feed and oil, and sequestering more carbon.”

“That’s all before we build a jet fuel plant,” Dr. Gruber added. “ATJ-30 will be another big step: a jet fuel project that we think can add roughly $150 million of Adjusted EBITDA once operational. The U.S. would need about 70 plants of that size to fulfill domestic jet fuel demand over the next ten years, according to U.S. Energy Information Administration projections of domestic jet fuel demand, while utilizing abundant corn sugars and ethanol as raw materials to make jet fuel. We believe projects like this are attractive because it’s possible to deliver jet fuel at a competitive practical cost to the market, fulfilling a real need; it uses increasingly abundant raw materials like corn and ethanol and it produces and creates many hundreds of permanent and related jobs. Deployment of an ATJ plant could also diversify the geographic footprint of a critical fuel, jet fuel, improving energy security.”

Leke Agiri, Gevo’s Chief Financial Officer, commented: “Our results underscore the financial improvement we are building across our organization. Growing Adjusted EBITDA marks continued progress towards a sustainable earnings profile.”

“Even as we are pursuing exciting growth opportunities,” Mr. Agiri continued, “we have also made asset divestitures and trimmed project development expense to match the cadence of financing our jet fuel projects. This highlights how we are focused on converting operational results, growth initiatives and fiscal discipline into cash generation.”

Mr. Agiri concluded: “I am pleased to say that in addition to positive Adjusted EBITDA, we are targeting to have neutral or positive cash flows from operations in the future, as we convert the generated and earned CFPC each quarter into cash.”

2025 Third Quarter Financial Results

Operating revenue. During the three months ended September 30, 2025, operating revenue increased by $40.7 million compared to the three months ended September 30, 2024. This increase was primarily due to $38.2 million in revenue from Gevo North Dakota, an increase in RNG and environmental attribute revenue of $2.0 million and $0.5 million in revenue from the sale of isooctane.

Cost of production. Cost of production increased $19.7 million during the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to production costs related to Gevo North Dakota operation, partially offset by $11.8 million 45Z tax credit booked, net of transaction costs. The 45Z tax credit, designed to incentivize the production of SAF, allowed us to lower overall production costs, while maintaining production levels.

Depreciation and amortization. Depreciation and amortization increased $3.9 million during the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to $4.8 million depreciation related to Gevo North Dakota, partially offset by a $2.5 million reduction of depreciation related to assets fully depreciated at the Luverne, Minnesota ethanol facility.

Research and development expense. Research and development expenses increased $0.2 million during the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to increased consulting expenses.

General and administrative expense. General and administrative expense decreased $0.1 million during the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to a $1.4 million increase in payroll expense, insurance costs, professional and consulting services and computer and software costs, offset by a $1.3 million decrease in stock-based compensation.

Project development costs. Project development costs are primarily related to our Alcohol-to-Jet Projects and Verity, which consist primarily of employee expenses, preliminary engineering costs, and technical consulting fees. Project development costs decreased $3.4 million during the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to a $3.3 million decrease in consulting and professional services fees.

Income (loss) from operations. The Company’s loss from operations decreased by $20.3 million for the three months ended September 30, 2025, compared to the same period in 2024. This improvement was primarily driven by increased revenues from Gevo North Dakota, lower cost of production due to the recognition of the 45Z tax credit, and decreased project development expenses.

Interest expense. Interest expense increased $4.1 million during the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to the debt used to acquire Gevo North Dakota and a higher interest rate on our Remarketed RNG bonds.

Interest and investment income. Interest and investment income decreased $2.9 million during the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to the acquisition of GevoND and to fund our capital projects and operating costs, resulting in a lower balance of cash equivalent investments during the three months ended September 30, 2025.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, Dr. Chris Ryan, President and Chief Operating Officer, Leke Agiri, Chief Financial Officer, Dr. Paul Bloom, Chief Business Officer and Dr. Eric Frey, Vice President of Finance and Strategy. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call please register through the following event weblink:. https://register-conf.media-server.com/register/BI33e4e5053f8644aa87e6a416132c4d8c. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/swydnbb2.

A webcast replay will be available two hours after the conference call ends on November 10, 2025. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a next-generation diversified energy company committed to fueling America’s future with cost-effective, drop-in fuels that contribute to energy security, abate carbon, and strengthen rural communities to drive economic growth. Gevo’s innovative technology can be used to make a variety of renewable products, including SAF, motor fuels, chemicals, and other materials that provide U.S.-made solutions. Gevo’s business model includes developing, financing, and operating production facilities that create jobs and revitalize communities. Gevo owns and operates an ethanol plant with an adjacent CCS facility and Class VI carbon-storage well. We also own and operate one of the largest dairy-based RNG facilities in the United States, turning by-products into clean, reliable energy. Additionally, Gevo developed the world’s first production facility for specialty alcohol-to-jet (“ATJ”) fuels and chemicals operating since 2012. Gevo is currently developing the world’s first large-scale ATJ facility to be co-located at our North Dakota site. Gevo’s market-driven “pay for performance” approach regarding carbon and other sustainability attributes, helps deliver value to our local economies. Through its Verity subsidiary, Gevo provides transparency, accountability, and efficiency in tracking, measuring, and verifying various attributes throughout the supply chain. By strengthening rural economies, Gevo is working to secure a self-sufficient future and to make sure value is brought to the market.

For more information, see www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, future CDR sales and growth, the CDR market, our CCS capacity, future CFPC credit generation and sales, jet fuel market growth, the financing and the timing of our ATJ-60 project, our ATJ-30 project, our financial condition, our results of operation and liquidity, our business plans, our business development activities, financial projections related to our business, our RNG business, our plans to develop our business, our ability to successfully develop, construct, and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in our most recent Annual Report on Form 10-K and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (“GAAP”), including non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA excludes depreciation and amortization, allocated intercompany expenses for shared service functions, and non-cash stock-based compensation from GAAP loss from operations. Management believes this measure is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Gevo, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$70,136	$189,389
Restricted cash	31,232	1,489
Trade accounts receivable, net	7,742	2,411
Inventories	21,911	4,502
Prepaid expenses and other current assets	5,687	5,920
Total current assets	136,708	203,711
Property, plant and equipment, net	343,339	221,642
Restricted cash	7,006	68,155
Operating right-of-use assets	1,988	1,064
Finance right-of-use assets	1,047	1,877
Intangible assets, net	79,559	8,129
Goodwill	43,558	3,740
Deposits and other assets	72,002	75,623
Total assets	$685,207	$583,941
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$40,048	$22,006
Operating lease liabilities	658	333
Finance lease liabilities	673	2,001
Remarketed Bonds payable, net	30,281	21
Total current liabilities	71,660	24,361
Remarketed Bonds payable, net	33,956	67,109
Loans payable	100,234	—
Operating lease liabilities	1,531	966
Finance lease liabilities	421	187
Asset retirement obligation	2,213	—
Other long-term liabilities	365	1,830
Total liabilities	210,380	94,453

Redeemable non-controlling interest	5,956	—

Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 242,124,640 and 239,176,293 shares issued and outstanding at September 30, 2025, and December 31, 2024, respectively.	2,421	2,392
Additional paid-in capital	1,294,264	1,287,333
Accumulated deficit	(827,814)	(800,237)
Total stockholders' equity	468,871	489,488
Total liabilities and stockholders' equity	$685,207	$583,941

Gevo, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Total operating revenues	$42,710	$1,965	$115,232	$11,215
Operating expenses:
Cost of production	22,285	2,544	60,996	8,554
Depreciation and amortization	7,404	3,494	20,239	12,222
Research and development expense	1,273	1,113	3,259	4,302
General and administrative expense	11,647	11,679	33,514	35,342
Project development costs	3,229	6,593	9,062	19,648
Acquisition related costs	90	—	4,528	—
Facility idling costs	472	550	1,667	2,325
Total operating expenses	46,400	25,973	133,265	82,393
Income (loss) from operations	(3,690)	(24,008)	(18,033)	(71,178)
Other (expense) income
Interest expense	(5,207)	(1,107)	(12,846)	(2,762)
Interest and investment income	988	3,843	4,080	12,579
Other (expense) income, net	332	116	178	328
Total other (expense) income, net	(3,887)	2,852	(8,588)	10,145
Net income (loss)	(7,577)	(21,156)	(26,621)	(61,033)
Net income attributable to redeemable non-controlling interest	377	—	917	—
Net income (loss) attributable to Gevo, Inc.	$(7,954)	$(21,156)	$(27,538)	$(61,033)

Net income (loss) per share - basic and diluted	$(0.03)	$(0.09)	$(0.12)	$(0.25)
Weighted-average common shares outstanding - basic and diluted	232,684,017	239,445,900	233,338,776	239,767,047

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(In thousands, except share amounts)

	For the Nine Months Ended September 30, 2025 and 2024
	Stockholders' Equity					Mezzanine Equity
						Redeemable
	Common Stock			Accumulated	Stockholders’	Non-Controlling
	Shares	Amount	Paid-In Capital	Deficit	Equity	Interest
Balance, December 31, 2024	239,176,293	$2,392	$1,287,333	$(800,237)	$489,488	$—
Issuance of redeemable non-controlling interest	—	—	—	—	—	5,000
Non-cash stock-based compensation	—	—	6,504	—	6,504	—
Stock-based awards and related share issuances, net	2,948,347	29	427	—	456	—
Change in redemption value of redeemable non-controlling interest	—	—	—	(39)	(39)	39
Net loss	—	—	—	(27,538)	(27,538)	917
Balance, September 30, 2025	242,124,640	$2,421	$1,294,264	$(827,814)	$468,871	$5,956

Balance, December 31, 2023	240,499,833	$2,405	$1,276,581	$(721,597)	$557,389	—
Non-cash stock-based compensation	—	—	12,485	—	12,485	—
Stock-based awards and related share issuances, net	6,015,823	60	481	—	541	—
Repurchase of common stock	(7,190,006)	(72)	(4,638)	—	(4,710)	—
Net loss	—	—	—	(61,033)	(61,033)	—
Balance, September 30, 2024	239,407,448	$2,394	$1,284,957	$(782,630)	$504,721	$—

Gevo, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net loss	$(26,621)	$(61,033)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on extinguishment of debt	369	—
Stock-based compensation	6,504	12,485
Depreciation and amortization	20,239	12,222
Tax credit generation	(34,006)	—
Amortization of deferred financing costs	1,334	—
Other non-cash (income) expense	(808)	1,847
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(361)	1,417
Inventories	(4,108)	(1,542)
Prepaid expenses and other current assets, deposits and other assets	(7,455)	(10,750)
Accounts payable, accrued expenses and non-current liabilities	11,557	6,814
Net cash used in operating activities	(33,356)	(38,540)
Investing Activities
Acquisitions of property, plant and equipment	(18,907)	(36,459)
Acquisition of Red Trail Energy	(198,461)	—
Proceeds from sale of investment tax credit	—	15,336
Payment of earnest money deposit	—	(10,000)
Acquisition of CultivateAI, net of cash acquired	—	(6,070)
Net cash used in investing activities	(217,368)	(37,193)
Financing Activities
Proceeds from issuance of Remarketed Bonds	40,000	68,155
Extinguishment of 2021 Bonds	(40,000)	(68,155)
Loan proceeds	105,000	—
Payment of debt issuance costs	(9,425)	(1,665)
Non-controlling interest	5,000	—
Proceeds from the exercise of stock options	456	—
Payment of loans payable	(21)	(89)
Payment of finance lease liabilities	(945)	(578)
Repurchases of common stock	—	(4,710)
Net cash provided by (used in) financing activities	100,065	(6,993)
Net decrease in cash and cash equivalents	(150,659)	(82,726)
Cash, cash equivalents and restricted cash at beginning of period	259,033	375,597
Cash, cash equivalents and restricted cash at end of period	$108,374	$292,871

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Non-GAAP Adjusted EBITDA (Consolidated):
Income (loss) from operations	$(3,690)	$(24,008)	$(18,033)	$(71,178)
Depreciation and amortization	7,404	3,494	20,239	12,222
Stock-based compensation	2,362	3,786	6,504	12,485
Change in fair value of derivative instruments	637	—	(15)	—
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$6,713	$(16,728)	$8,695	$(46,471)

	Three Months Ended September 30, 2025

	Gevo	GevoFuels	GevoRNG	GevoND	Consolidated
Non-GAAP Adjusted EBITDA (Consolidated):
Income (loss) from operations	$(15,947)	$(547)	$483	$12,321	$(3,690)
Depreciation and amortization	808	—	1,776	4,820	7,404
Allocated intercompany expenses for shared service functions	(315)	—	315	—	—
Stock-based compensation	2,355	—	3	4	2,362
Change in fair value of derivative instruments	—	—	—	637	637
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(13,099)	$(547)	$2,577	$17,782	$6,713

	Nine Months Ended September 30, 2025

	Gevo	GevoFuels	GevoRNG	GevoND	Consolidated
Non-GAAP Adjusted EBITDA (Consolidated):
Income (loss) from operations	$(49,297)	$(1,647)	$2,408	$30,503	$(18,033)
Depreciation and amortization	2,334	—	4,553	13,352	20,239
Allocated intercompany expenses for shared service functions	(946)	—	946	—	—
Stock-based compensation	6,522	—	(24)	6	6,504
Change in fair value of derivative instruments	—	—	—	(15)	(15)
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(41,387)	$(1,647)	$7,883	$43,846	$8,695

	Three Months Ended September 30, 2024

	Gevo	GevoFuels	GevoRNG	Consolidated
Non-GAAP Adjusted EBITDA (Consolidated):
Loss from operations	$(19,605)	$(1,572)	$(2,831)	$(24,008)
Depreciation and amortization	2,822	—	672	3,494
Allocated intercompany expenses for shared service functions	—	—	—	—
Stock-based compensation	3,738	—	48	3,786
Change in fair value of derivative instruments	—	—	—	—
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(13,045)	$(1,572)	$(2,111)	$(16,728)

	Nine Months Ended September 30, 2024

	Gevo	GevoFuels	GevoRNG	Consolidated
Non-GAAP Adjusted EBITDA (Consolidated):
Loss from operations	$(60,328)	$(3,806)	$(7,044)	$(71,178)
Depreciation and amortization	8,875	—	3,347	12,222
Allocated intercompany expenses for shared service functions	(1,781)	—	1,781	—
Stock-based compensation	12,360	—	125	12,485
Change in fair value of derivative instruments	—	—	—	—
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(40,874)	$(3,806)	$(1,791)	$(46,471)

Media Contact

Heather Manuel

Vice President of Stakeholder Engagement & Partnerships

PR@gevo.com

Investor Contact

Eric Frey, PhD

Vice President of Finance and Strategy

IR@Gevo.com